Exhibit 10.1

SIXTH AMENDMENT TO LEASE

This SIXTH AMENDMENT TO LEASE (“Sixth Amendment”) is made and entered into as of July 12, 2024 (the “Effective Date”), by and between HCP LS REDWOOD CITY, LLC, a Delaware limited liability company (“Landlord”), and REVOLUTION MEDICINES, INC., a Delaware corporation (“Tenant”).

r e c i t a l s :

A. Landlord and Tenant are parties to the Lease dated January 15, 2015 (the “Original Lease”), as amended by that certain First Amendment to Lease dated September 16, 2016 (the “First Amendment”), that certain Second Amendment to Lease dated April 17, 2020 (the “Second Amendment”), that certain Third Amendment to Lease dated November 1, 2021 (the “Third Amendment”), that certain Fourth Amendment to Lease dated March 24, 2023 (the “Fourth Amendment”), and that certain Fifth Amendment to Lease dated August 3, 2023 (the “Fifth Amendment”, and together with the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, and the Fifth Amendment, the “Lease”), whereby Tenant leases approximately 142,811 RSF (“Existing Premises”) comprised of:

(i) that certain premises (the “700 Premises”) containing approximately 41,916 RSF consisting of the entire building (“700 Building”) located at 700 Saginaw Drive, Redwood City, CA,

(ii) that certain premises (the “300 Premises”) containing approximately 19,483 RSF consisting of the entire building (the “300 Building”) located at 300 Saginaw Drive, Redwood City, CA,

(iii) that certain premises (the “800 Premises”) containing approximately 41,445 RSF consisting of the entire building (“800 Building”) located at 800 Saginaw Drive, Redwood City, CA, and

(iv) that certain premises (the “900 Premises”) containing approximately 39,967 RSF consisting of the entire building (“900 Building”) located at 900 Saginaw Drive, Redwood City, CA.

B. Tenant desires to expand the Existing Premises to include that certain space consisting of approximately 43,293 RSF (the “Fourth Expansion Premises”) comprising all of the rentable area of the building located at 500 Saginaw Drive, Redwood City, CA (the “500 Building”), as delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided. With the addition of the Fourth Expansion Premises, the total Premises will contain 186,104 RSF.

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	[Sixth Amendment] [Revolution Medicines, Inc.] COID: 1507

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Sixth Amendment.
2.
Modification of Premises. Effective as of the earlier to occur of (i) July 1, 2025, (ii) the date that is twelve (12) months after the Effective Date, and (iii) the date that Tenant substantially completes construction of the Tenant Improvements in the Fourth Expansion Premises (such date, the “Fourth Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Fourth Expansion Premises. Landlord shall be deemed to have tendered possession of the Fourth Expansion Premises to Tenant upon the date that Landlord provides Tenant with a key or access card to the Fourth Expansion Premises, and no action by Tenant shall be required therefor. If, for any reason, Landlord is delayed in tendering possession of the Fourth Expansion Premises to Tenant on the Effective Date, Landlord shall not be subject to any liability for such failure, and the validity of this Lease shall not be impaired, but the dates set forth in (i) and (ii) of the definition of the Fourth Expansion Commencement Date shall be extended by one day for each day after the Effective Date until Landlord tenders possession of the Fourth Expansion Premises to Tenant. Effective upon the Fourth Expansion Commencement Date, the Existing Premises shall be increased to include the Fourth Expansion Premises. Landlord and Tenant hereby acknowledge that such addition of the Fourth Expansion Premises to the Existing Premises shall, effective as of the Fourth Expansion Commencement Date, increase the size of the Premises to approximately 186,104 RSF. The Existing Premises and the Fourth Expansion Premises may hereinafter collectively be referred to as the “Premises.” All references in the Lease, as amended, to the Building shall mean (i) the 700 Building when the context applies to the 700 Building or any portion of the Premises located in the 700 Building, (ii) the 300 Building when the context applies to the 300 Building or any portion of the Premises located in the 300 Building, (iii) the 800 Building when the context applies to the 700 Building or any portion of the Premises located in the 800 Building, (iv) the 900 Building when the context applies to the 900 Building or any portion of the Premises located in the 900 Building, (v) the 500 Building when the context applies to the 500 Building or any portion of the Premises located in the 500 Building, and (vi) each of the 700 Building, the 300 Building, the 800 Building, the 900 Building, and the 500 Building when the context applies to each of such buildings.
3.
Lease Term.
3.1.
Fourth Expansion Term. Landlord and Tenant acknowledge that Tenant’s lease of the Existing Premises is scheduled to expire on December 31, 2035, pursuant to the terms of the Lease (the “Lease Expiration Date”). For purposes of this Sixth Amendment, the term “Expansion Year” shall mean each consecutive twelve (12) month period during the Fourth Expansion Term; provided, however, that the first (1st) Expansion Year shall commence on the Fourth Expansion Commencement Date and end on the last day of the month in which the first anniversary of the Fourth Expansion Commencement Date occurs (unless the Fourth

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	-2-	[Sixth Amendment] [Revolution Medicines, Inc.] COID: 1507

Expansion Commencement Date is the first (1st) day of a calendar month, in which event the first Fourth Expansion Year shall end on the day immediately preceding the first anniversary of the Fourth Expansion Commencement Date), and the second and each succeeding Fourth Expansion Year shall commence on the first day of the next calendar month; and further provided that the last Fourth Expansion Year shall end on the Lease Expiration Date. The period of time commencing on the Fourth Expansion Commencement Date and terminating on the Lease Expiration Date, shall be referred to herein as the “Fourth Expansion Term.”
3.2.
Option Term. Landlord and Tenant acknowledge and agree that Tenant shall continue to have one (1) option to extend the Lease Term for a period of ten (10) years in accordance with, and pursuant to the terms of, Section 2.2 of the Original Lease, Section 3.2 of the Second Amendment, Section 3.2 of the Third Amendment, and Section 3.2 of the Fourth Amendment; provided, however, (i) all references therein to the “initial Lease Term” shall be deemed to refer to the “Fourth Expansion Term”, (ii) such right shall apply to the entire Premises existing as of the Lease Expiration Date (i.e., the Existing Premises and the Fourth Expansion Premises), and (iii) Tenant may only exercise such option with respect to the entire Premises existing as of the Lease Expiration Date (i.e., the Existing Premises and the Fourth Expansion Premises).
4.
Base Rent.
4.1.
Existing Premises. Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Lease.
4.2.
Fourth Expansion Premises. Commencing on the Fourth Expansion Commencement Date and continuing throughout the Fourth Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Fourth Expansion Premises as follows:

Period During Fourth Expansion Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per RSF
Expansion Year 1	$2,675,507.40	$222,958.95	$5.1500
Expansion Year 2	$2,769,150.16	$230,762.51	$5.3303
Expansion Year 3	$2,866,070.41	$238,839.20	$5.5168
Expansion Year 4	$2,966,382.88	$247,198.57	$5.7099
Expansion Year 5	$3,070,206.28	$255,850.52	$5.9097
Expansion Year 6	$3,177,663.50	$264,805.29	$6.1166
Expansion Year 7	$3,288,881.72	$274,073.48	$6.3307
Expansion Year 8	$3,403,992.58	$283,666.05	$6.5522

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	-3-	[Sixth Amendment] [Revolution Medicines, Inc.] COID: 1507

Expansion Year 9	$3,523,132.32	$293,594.36	$6.7816
Expansion Year 10	$3,646,441.95	$303,870.16	$7.0189
Expansion Year 11	$3,774,067.42	$314,505.62	$7.2646

Tenant shall pay the first month’s Base Rent due with respect to the Fourth Expansion Premises within 30 days of execution of this Sixth Amendment.

4.3.
Fourth Expansion Premises Abated Base Rent. Provided that Tenant is not then in default of the Lease (as hereby amended), then during the first three (3) full calendar months of the Fourth Expansion Term (the “Fourth Expansion Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Fourth Expansion Premises only during such Fourth Expansion Rent Abatement Period (the “Fourth Expansion Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Fourth Expansion Rent Abatement equals $668,876.85 (i.e., $222,958.95 per month). Tenant acknowledges and agrees that the foregoing Fourth Expansion Rent Abatement has been granted to Tenant as additional consideration for entering into this Sixth Amendment, and for agreeing to pay the Rent and performing the terms and conditions otherwise required under the Lease (as hereby amended). If Tenant shall be in default under the Lease (as hereby amended) during the Fourth Expansion Rent Abatement Period and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease (as hereby amended), then the dollar amount of the unapplied portion of the Fourth Expansion Rent Abatement as of the expiration of such cure period shall be converted to a credit to be applied to the Base Rent applicable at the end of the Fourth Expansion Term and Tenant shall then be obligated to begin paying Base Rent for the Fourth Expansion Premises.
5.
Tenant’s Share of Direct Expenses.
5.1.
Existing Premises. Tenant shall continue to pay Tenant’s Share of Direct Expenses in connection with the Existing Premises in accordance with the terms of the Lease through and including the New Expiration Date.
5.2.
Fourth Expansion Premises. Commencing on the Fourth Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the Fourth Expansion Premises in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant’s Share of Direct Expenses in connection with the Fourth Expansion Premises, Tenant’s Share shall equal 100% of the 500 Building.
5.3.
Common Elements. Tenant acknowledges that the 500 Building share a common area entry way and lobby, elevator and loading dock area (the “Shared Elements”) with the adjacent building (connected to the Building via a common core) (the “Adjacent Building”). Accordingly, notwithstanding the terms of the Lease to the contrary, Landlord shall be responsible to maintain and repair the Shared Elements, and the cost thereof shall be reasonably and equitably allocated by Landlord between the 500 Building and the Adjacent Building, and the portion of

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	-4-	[Sixth Amendment] [Revolution Medicines, Inc.] COID: 1507

such costs allocated to the 500 Building shall be included in Operating Expenses payable by Tenant with respect to the 500 Building.
6.
Condition of Fourth Expansion Premises. Except as otherwise set forth in the Tenant Work Letter attached hereto as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Fourth Expansion Premises, and Tenant shall accept the Fourth Expansion Premises in its presently existing, “as-is” condition, provided that (i) prior to the Effective Date, Landlord shall remove any unwanted FF&E or personal property from the Fourth Expansion Premises, and (ii) as of the Fourth Expansion Commencement Date the Fourth Expansion Premises shall be vacant and in compliance with Applicable Laws (including with respect to ADA requirements and Hazardous Materials) in effect and enforced as of such date to the extent necessary to obtain or maintain a certificate of occupancy, final sign-off or the legal equivalent thereof for the Fourth Expansion Premises, and in broom clean condition. Any failure of the Premises to be in such condition at such time shall be remedied by Landlord at Landlord’s sole cost and expense, which shall be Tenant’s sole remedy for any such failure. Tenant shall accept all laboratory systems and process utilities in their presently existing, as-is condition and Tenant shall be solely responsible for all costs related to their conditional use, provided that prior to the Fourth Expansion Commencement Date, Landlord shall provide Tenant a full decommissioning report for the Fourth Expansion Premises. Notwithstanding the foregoing or anything in the Lease to the contrary, Landlord shall, at Landlord’s sole cost and expense (which shall not be deemed an Operating Expense), repair or replace any failed or inoperable portion of the roof, roof membrane, or Building Systems serving the Fourth Expansion Premises and shall keep the same in good working order during the first (1st) year following the Fourth Expansion Commencement Date (“Warranty Period”), provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, omissions, and/or negligence of Tenant, its subtenants and/or assignees, if any, or any company which is acquired, sold or merged with Tenant (collectively, “Tenant Damage”), or by any modifications, Alterations or improvements constructed by or on behalf of Tenant. Landlord shall coordinate such work with Tenant and shall utilize commercially reasonable efforts to perform the same in a manner designed to minimize interference with Tenant’s use of the Premises. To the extent repairs which Landlord is required to make pursuant to this Section 6 are necessitated in part by Tenant Damage, then to the extent the same are not covered by Landlord’s insurance, Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair. In addition, Landlord shall use commercially reasonable efforts to work with the local jurisdiction and property association to cause any roads that have deteriorated below the standards of a First Class Life Sciences Project to be repaved within a reasonable period of time.
7.
Emergency Generator. Landlord and Tenant hereby acknowledge that there is an existing generator currently serving the 500 Building and the Adjacent Building (“Emergency Generator”), and Tenant shall have the right to connect to the Emergency Generator for up to the 500 Building’s reasonable allocated electrical capacity provided by such Emergency Generator. Tenant's use of the Emergency Generator shall be at Tenant's sole risk, and Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the Emergency Generator. Except to the extent caused by the gross negligence or willful misconduct of Landlord, or any Landlord Parties, Tenant hereby waives any claims against Landlord or any Landlord Parties resulting from Tenant's use of the Emergency Generator, or any failure of the Emergency Generator to operate as designed, and agrees that Landlord shall not be

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	-5-	[Sixth Amendment] [Revolution Medicines, Inc.] COID: 1507

liable for any damages resulting from any failure in operation of the Emergency Generator, including, without limitation any injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or loss to equipment, inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the Premises and any and all income derived or derivable therefrom. Tenant acknowledges that Operating Expenses shall include Landlord's costs incurred in maintaining and operating the Emergency Generator (including all permit costs and fees). Landlord shall be responsible for maintaining and repairing the Emergency Generator and the cost thereof shall be reasonably and equitably allocated by Landlord between the 500 Building and the Adjacent Building, and the portion of such costs allocated to the 500 Building shall be included in Operating Expenses payable by Tenant with respect to the 500 Building.
8.
Damage and Destruction.
8.1.
As of the date of this Sixth Amendment, all references in Section 11.2 of the Lease to “Building” are hereby revised to state “the 700 Building, the 300 Building, the 800 Building, the 900 Building or the 500 Building, as applicable.” For clarity, Landlord may only elect to terminate the Lease as to the particular Building(s) that sustained damage to more than fifty percent (50%) of such Building(s) (or, in the case of the 500 Building, to more than fifty percent (50%) of the 500 Building and/or fifty percent (50%) of the Adjacent Building. Further, in addition to Landlord’s rights under Section 11.2 of the Lease to terminate the Lease, as amended, in the event that the conditions specified in such Section 11.2 are satisfied, Landlord shall also have the right to elect to terminate Tenant’s lease of the portion of the Premises in only one of the 700 Building, the 300 Building, the 800 Building, the 900 Building, or the 500 Building, and in such event Tenant’s lease of the portion of the Premises in the non-terminated Building shall remain in full force and effect.
8.2.
The sentence added at the end of Section 11.2 of the Lease by the terms of Section 8.2 of the Fourth Amendment is hereby replaced with the following:

“Alternatively, upon the termination of Tenant’s lease of the portion of the Premises in one or the other of the 700 Building, the 300 Building, the 800 Building, the 900 Building, or the 500 Building under any of the provisions of this Article 11, the parties shall be released with respect to the provisions of the Lease which are applicable to the terminated portion of the Premises without further obligation to the other from the date possession of the terminated portion of the Premises is surrendered to Landlord, except for items which have theretofore accrued and are then unpaid.”

9.
Lease Bifurcation. Landlord and Tenant hereby acknowledge that Landlord may, in its reasonable discretion (e.g., in connection with the financing, refinancing, or sale of any or all of the Project), require that separate leases exist with regard to each of the 700 Building, the 300 Building, the 800 Building, the 900 Building, and the 500 Building. If Landlord so reasonably requires, the parties agree to bifurcate the Lease, as amended, into separate leases at Landlord’s sole cost and expense; provided, however, such resulting, bifurcated leases shall, on a collective

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	-6-	[Sixth Amendment] [Revolution Medicines, Inc.] COID: 1507

basis, (i) be on the same terms as set forth in the Lease, as amended hereby (provided that in no event shall certain rights of Tenant which are reasonably assignable to only one of such leases be duplicated in the other of such leases), and (ii) be in form and substance reasonably approved by Tenant. Such bifurcated, replacement leases shall, if so required by Landlord and to the extent the same otherwise satisfy the requirements of this Section 9, be executed by Landlord and Tenant within thirty (30) days following Landlord’s written election and delivery of the same to Tenant.
10.
Right of First Offer. Landlord hereby grants to the above named Tenant or its Permitted Assignee (collectively, the “Original Tenant”) an on-going right of first offer to lease with respect to the building located at 600 Saginaw Drive (the “First Offer Space”). Such right of first offer shall be subordinate to all rights of which are set forth in leases of space in the Project as of the date hereof, and in any “Intervening Lease”, as defined below, including any renewal, extension or expansion rights set forth in such leases, regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease (collectively, the “Superior Right Holders”) with respect to such First Offer Space.
10.1.
Procedure for Offer. Prior to Landlord entering into any new lease of the First Offer Space (other than to a Superior Right Holder) Landlord shall offer to lease to Tenant such First Offer Space (the “First Offer Notice”). If Landlord intends to lease the First Offer Space as a part of a transaction including additional space, then the First Offer Notice shall include such additional space as well as the First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth the rent and other economic terms upon which Landlord is willing to lease such space to Tenant (the “First Offer Rent”).
10.2.
Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice. If Tenant does not so notify Landlord within the ten (10) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires (any such lease to a third-party, an “Intervening Lease”). Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof. Notwithstanding the foregoing, (i) if Landlord has not entered into an Intervening Lease with a third party within nine (9) months following the delivery by Landlord to Tenant of the First Offer Notice, then, so long as Landlord is not engaged in good faith negotiations with a third party to lease all or a portion of such First Offer Space, the right of first offer granted to Tenant in this Section 10 shall once again be invoked and (ii) in the event that within the nine (9) months following the delivery by Landlord to Tenant of the First Offer Notice, Landlord markets or offers the First Offer Space to third parties on terms materially less favorable to Landlord than those set forth in the First Offer Notice (it being understood and agreed that “materially less favorable” shall mean that the net present value of the material economic terms of the modified transaction is at least ten percent (10%) less than the net present value of the material economic terms set forth in the First Offer Notice), Landlord agrees that Tenant’s rights under this Section 10 with respect to such First Offer Space shall be reinstated and Landlord shall provide

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	-7-	[Sixth Amendment] [Revolution Medicines, Inc.] COID: 1507

Tenant with a First Offer Notice if, as, and to the extent, required under the terms of this Section 10.
10.3.
Construction In First Offer Space. Tenant shall take the First Offer Space in its “as is” condition, subject to any improvement allowance granted as a component of the First Offer Rent, and the construction of improvements in the First Offer Space shall comply with the terms of Article 8 of the Lease.
10.4.
Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall promptly thereafter execute an amendment to this Lease adding such First Offer Space (and any additional space) to the Premises upon the terms and conditions as set forth in the First Offer Notice and this Section 9. Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence upon the date set forth in the First Offer Notice (the “First Offer Commencement Date”) and terminate on the date set forth in the First Offer Notice.
10.5.
Termination of Right of First Offer. The rights contained in this Section 9 shall be personal to the Original Tenant, and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant occupies the entire Premises. Tenant shall not have the right to lease First Offer Space, and Landlord shall not be required to deliver a First Offer Notice prior to leasing First Offer Space, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the date Landlord enters such lease, Tenant is in default under the Lease beyond any applicable notice and cure periods set forth therein.
11.
Utility Information. Tenant hereby acknowledges that Landlord may be required to disclose certain information concerning the energy performance of the Building pursuant to Applicable Laws or in connection with Landlord’s reasonable “Sustainability Initiatives”, and Tenant hereby (i) consents to all such disclosures, (ii) acknowledges that Landlord shall not be required to notify Tenant of any disclosures, and (iii) releases Landlord from any and all Losses relating to, arising out of and/or resulting from any such disclosure. In the event that Tenant is permitted to contract directly for the provision of electricity, gas, water or other utility services to the Premises with the applicable third-party provider, then (x) Tenant shall provide Landlord a copy of every invoice for such services within fifteen (15) business days following Landlord’s request, and (y) upon request of Landlord, Tenant shall provide Landlord with written authorization to any such utility company to release utility consumption information to Landlord (and such other information or authorization(s) as may be necessary for any such utility company to provide such information to Landlord). In addition, Tenant, at no out-of-pocket cost to Tenant, shall otherwise reasonably cooperate with Landlord as necessary for Landlord to obtain information and data on the energy and other utility services being consumed at the Premises, and Tenant agrees, at no out-of-pocket cost to Tenant, to take such further actions as are reasonably necessary in connection with the same (or to otherwise further the purposes of this paragraph). The terms of this paragraph shall survive the expiration or earlier termination of this Lease.
12.
Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Sixth Amendment other than Jones Lang LaSalle and CBRE, Inc. (the “Brokers”), and that they know

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	-8-	[Sixth Amendment] [Revolution Medicines, Inc.] COID: 1507

of no other real estate broker or agent who is entitled to a commission in connection with this Sixth Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Landlord shall pay the fees and commissions of the Brokers pursuant to a separate agreement. The terms of this Section 9 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
13.
Parking. Effective as of the Fourth Expansion Commencement Date and continuing throughout the Fourth Expansion Term, the parking ratio set forth in Section 9 of the Summary of the Lease shall also apply to the Fourth Expansion Premises.
14.
Signage. Effective as of the Fourth Expansion Commencement Date, the terms of Article 23 of the Original Lease shall also apply to the Fourth Expansion Premises.
15.
Letter of Credit; Increase of L-C Amount. The L-C currently held by Landlord is in the amount of $2,258,986.44. In connection with this Sixth Amendment, Landlord and Tenant herby agree that the L-C Amount shall be increased to a new total amount equal to $2,887,997.68 (the “New L-C Amount”). Accordingly, within fifteen (15) days following the Effective Date, Tenant shall provide Landlord with either (i) a new L-C in such amended L-C Amount, which new L-C complies with the requirements of the Lease and Landlord shall concurrently return the existing L-C, or (ii) an amendment to the L-C (in form and content reasonably acceptable to Landlord) in order that the L-C, as amended, is in the New L-C Amount. Effective as of the date hereof, (i) the term “Bank’s Credit Rating Threshold” as used throughout Section 13 of the Second Amendment shall be replaced with the term “L-C Issuer Requirements”, as set forth below, and (ii) the term “Bank” as defined in Section 13.1 of the Second Amendment, is amended to be as follows:

"The term “Bank” as used herein shall mean a money-center, solvent and nationally recognized bank listed on the most current list of Global Systemically Important Banks (G-SIBs) as of the Effective Date, and otherwise acceptable to Landlord in its reasonable discretion, and that (i) accepts deposits, maintains accounts, has a local San Francisco office which will accept draws on a letter of credit or allows draws by facsimile or electronically, and whose deposits are insured by the FDIC, (ii) is not subject to the control or jurisdiction of any receiver, trustee, custodian, conservator, liquidator or similar official under any federal, state, foreign, or common law; (iii) is not a “bridge bank” or other successor (whether by asset sale, merger, or otherwise) to any bank that was the original issuer of the L-C, or any entity that is under the control of the Federal Deposit Insurance Corporation as receiver or conservator, unless expressly approved in writing by Landlord in its sole and absolute discretion; and (iv) whose long-term, unsecured and unsubordinated debt obligations are rated of no less than “A” by Fitch Ratings Ltd. (“Fitch”) and a short term issuer rating of no less than “F1” by Fitch (or in the event such applicable Fitch ratings are no longer available, comparable ratings from Standard and Poor's Professional Rating Service or Moody's Professional Rating Service), unless

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	-9-	[Sixth Amendment] [Revolution Medicines, Inc.] COID: 1507

otherwise expressly approved in writing by Landlord in its sole and absolute discretion (collectively, the “L-C Issuer Requirements”).”

Landlord acknowledges that as of the Effective Date, JP Morgan is an acceptable Bank.

16.
Statutory Disclosure and Related Terms. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp approved in advance by Landlord; and (b) pursuant to Article 24 below, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards identified in any CASp report requested by Tenant.
17.
No Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this Sixth Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease, that Tenant knows of no breaches or defaults under the Lease by Landlord or Tenant and that Tenant knows of no events or circumstances which, given the passage of time or notice, would constitute a default under the Lease by either Landlord or Tenant. Landlord hereby represents and warrants to Tenant that, as of the date of this Sixth Amendment, to Landlord’s actual knowledge, there are of no breaches or defaults under the Lease by Landlord or Tenant. In addition any other events of default specified elsewhere in the Lease, the occurrence of the following shall constitute a default of this Lease by Tenant: to the extent permitted by Applicable Laws, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within thirty (30) days.
18.
Signatures. The parties hereto consent and agree that this Sixth Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	-10-	[Sixth Amendment] [Revolution Medicines, Inc.] COID: 1507

electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Sixth Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Sixth Amendment electronically, and (2) the electronic signatures appearing on this Sixth Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.
19.
No Further Modification. Except as set forth in this Sixth Amendment, all of the terms and provisions of the Lease shall apply with respect to the Fourth Expansion Premises and shall remain unmodified and in full force and effect.

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	-11-	[Sixth Amendment] [Revolution Medicines, Inc.] COID: 1507

IN WITNESS WHEREOF, this Sixth Amendment has been executed as of the day and year first above written.

LANDLORD:			TENANT:

HCP LS REDWOOD CITY, LLC, a Delaware limited liability company			REVOLUTION MEDICINES, INC., a Delaware corporation

			By:	/s/ Mark A. Goldsmith
By:	/s/ Scott Bohn
	Name:	Scott Bohn	Mark A. Goldsmith
	Its:	Chief Development Officer	Print Name

			Its:	CEO

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	-12-	[Sixth Amendment] [Revolution Medicines, Inc.] COID: 1507

EXHIBIT A

OUTLINE OF FOURTH EXPANSION PREMISES

2 (E) VAN ACCESSIBLE STALL, SLOPE SHALL NOT EXCEED 2%. CONFIRM SIGNAGE CORRESPONDS TO VAN STALL
3 (E) ACCESSIBLE PARKING STALL, TYP. CONFIRM BLUE STRIPING AT PERIMETER, AND IDENTIFYING 2x2' STAMP (BLUE PERIMETER, WHITE FIGURE)
4 (E) ACCESSIBLE AISLE, NOT TO EXCEED 2% SLOPE. BLUE PERIMETER WITH WHITE STRIPING
5 (E) WHEEL STOP TO REMAIN, TYP.
6 (E) POLE-MOUNTED SIGNAGE, TYP. SEE DETAIL 25 ON SHEET AE013-5
7 (E) ACCESSIBLE RAMP W/ HANDRAIL. SLOPE NOT TO EXCEED 8.3%
8 (E) SIDEWALK, SLOPE SHALL NOT EXCEED 5% IN DIRECTION OF TRAVEL, OR 2% CROSS-SLOPE
3 SITE PLAN - Accessible Parking at building rear
2 SITE PLAN - Accessible Parking at Circle
500 SAGINAW
400 SAGINAW
600 SAGINAW

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	EXHIBIT A -1-	[Sixth Amendment] [Revolution Medicines, Inc.] COID: 1507

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the initial improvement of the Fourth Expansion Premises for Tenant following the date of this Sixth Amendment. This Tenant Work Letter is essentially organized chronologically and addresses the issues of construction, in sequence, as such issues will arise during construction in the Premises.

SECTION 1

POSSESSION OF THE PREMISES

Tenant acknowledges that Tenant has thoroughly examined the Fourth Expansion Premises. On the Effective Date, Landlord shall tender possession of the Premises to Tenant in its presently existing, “as-is” condition, subject to Section 6 of the Sixth Amendment. Except for the payment of the Tenant Improvement Allowance as provided in Section 2, below, Landlord shall have no obligation to make or pay for any improvements to the Fourth Expansion Premises.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Commencing as of the Effective Date, Tenant shall be entitled to a one-time tenant improvement allowance for the Fourth Expansion Premises in the amount of $4,329,300.00 (i.e., $100.00 per RSF of the Fourth Expansion Premises) (the “Tenant Improvement Allowance”), for the costs relating to the initial design and construction of Tenant’s improvements, which are permanently affixed to the Premises or which are “Tenant Improvement Allowance Items,” as that term is defined in Section 2.2.1, below (collectively, the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter or otherwise in connection with Tenant’s construction of the Tenant Improvements or any Tenant Improvement Allowance Items, as defined below, in a total amount which exceeds the sum of the Tenant Improvement Allowance. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease; provided, however, Landlord may, by written notice to Tenant given concurrently with Landlord’s approval of the “Final Working Drawings”, as that term is defined in Section 3.3, below, require Tenant, prior to the end of the Lease Term, or given following any earlier termination of this Lease, at Tenant’s expense, to remove any Tenant Improvements and to repair any damage to the Fourth Expansion Premises and Building caused by such removal and return the affected portion of the Fourth Expansion Premises to a Building standard general office condition. Landlord hereby approves the DGA space plan attached hereto as Schedule 1 (“DGA Plan”). So long as the Final Space Plan, Final Working Drawings and corresponding Tenant Improvements are consistent with and a logical extension of the DGA Plan, Landlord shall not require Tenant, whether at the end of the Lease Term, or following any earlier termination of the Lease, to pay for or remove any Tenant Improvements set forth on the Final Working Drawings, to repair any damage to the Premises and Building caused by such removal, or to return the affected portion of the Premises to the condition in existence prior to the construction of the Tenant Improvements. Any portion of the Tenant Improvement Allowance that

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	EXHIBIT B -1-

is not disbursed or allocated for disbursement by date that twelve (12) months after the Fourth Expansion Commencement Date (subject to delays caused by Landlord), shall revert to Landlord and Tenant shall have no further rights with respect thereto.

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

2.2.1.1 Payment of all reasonable fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, project management fees, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.2 of this Tenant Work Letter;

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 The payment for all demolition and removal of existing improvements in the Fourth Expansion Premises;

2.2.1.4 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, costs incurred for removal of existing furniture, fixtures or equipment in the Fourth Expansion Premises, hoisting and trash removal costs, costs to purchase and install in the Fourth Expansion Premises equipment customarily incorporated into laboratory improvements or laboratory utility systems, including, without limitation, UPS, DI Systems, boilers, air compressors, glass/cage washers and autoclaves, painting, and contractors’ fees and general conditions (but not including any other unattached furniture, laboratory equipment, or office equipment (“FF&E”), the costs of which FF&E shall not be paid for by the Tenant Improvement Allowance);

2.2.1.5 The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.6 The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);

2.2.1.7 Sales and use taxes;

2.2.1.8 Subject to Section 2.2, above, all other actual out-of-pocket costs expended by Landlord in connection with the construction of the Tenant Improvements, including, without limitation, costs expended by Landlord pursuant to Section 4.1.1 of this Tenant Work Letter, below.

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	EXHIBIT B -2-

2.2.2 Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.2.1 Monthly Disbursements. On or before the fifth (5th) day of each calendar month, during the design and construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for reimbursement of amounts paid to the “Contractor,” as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Fourth Expansion Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials for the Fourth Expansion Premises; (iii) executed mechanic’s lien releases, as applicable, from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Within forty-five (45) days thereafter, and provided that Tenant has paid the “Tenant Contribution” as provided in Section 4.2.1, below, Landlord shall deliver a check to Tenant made payable to Tenant, or, if so directed by Tenant, to the Contractor, in payment of the lesser of: (A) the amounts so requested by Tenant as set forth in this Section 2.2.3.1, above (less the Tenant Contribution, if applicable), less a ten percent (10%) retention to be retained unless Landmark Builders is the Contractor (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance if applicable (not including the Final Retention, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.5 below, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2 Final Deliveries. Following the completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord (i) properly executed final mechanic’s lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from all of Tenant’s Agents, and a certificate certifying that the construction of the Tenant Improvements in the Fourth Expansion Premises has been substantially completed, and (ii) a “close-out package” in such customary format designated by Landlord (e.g., paper and/or electronic files) containing, without limitation, the following items (to the extent deemed necessary by Landlord): (a) as-built drawings and final record CAD drawings, (b) warranties and guarantees from all contractors, subcontractors and material suppliers, (c) all permits, approvals and other documents issued by any governmental agency in connection with the Tenant Improvements, (d) an independent air balance report, if required due to the nature of the Tenant Improvements, and (e) such other information or materials as may be reasonably requested by Landlord. Tenant shall record a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter.

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	EXHIBIT B -3-

2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance have been made available shall be deemed Landlord’s property under the terms of this Lease.

2.4 Building Standards. The quality of Tenant Improvements shall be in keeping with the existing improvements in the Fourth Expansion Premises.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect. Tenant shall retain an architect/space planner (the “Architect”) approved in advance by Landlord (which approval shall not be unreasonably withheld) to prepare the Final Space Plan and Final Working Drawings as provided in Section 3.2 and 3.3, below. Tenant shall retain the engineering consultants or design/build subcontractors designated by Tenant and reasonably approved in advance by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Fourth Expansion Premises, which work is not part of the Base Building. All such plans and drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of any plans or drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.

3.2 Final Space Plan. Tenant shall supply Landlord with pdf copies of its final space plan for the Fourth Expansion Premises, digitally signed or acknowledged by Tenant, before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, labs, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Fourth Expansion Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require. If Landlord fails to respond to the Final Space Plan within the five (5) business day period set forth above, Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN THREE (3) BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF TENANT’S FINAL SPACE PLAN” (the "Final Space Plan Reminder Notice"). Any such Final Space Plan Reminder Notice shall include a complete copy of the Final Space Plan. If Landlord fails to respond within three (3) business days after receipt of a Final Space Plan Reminder Notice, then the Final Space Plan shall be deemed approved by Landlord.

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	EXHIBIT B -4-

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, Title 24 calculations, electrical requirements and special electrical receptacle requirements for the Fourth Expansion Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Fourth Expansion Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow all of Tenant’s Agents to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall supply Landlord with CAD and pdf copies of such Final Working Drawings, digitally signed or acknowledged by Tenant. Landlord shall advise Tenant within ten (10) business days after Landlord’s receipt of the Final Working Drawings for the Fourth Expansion Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised in accordance with such review and any disapproval of Landlord in connection therewith. If Landlord fails to respond to the Final Working Drawings within the ten (10) business day period set forth above, Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF TENANT’S FINAL WORKING DRAWINGS” (the "Final Working Drawings Reminder Notice"). Any such Final Working Drawings Reminder Notice shall include a complete copy of the Final Working Drawings. If Landlord fails to respond within five (5) business days after receipt of a Final Working Drawings Reminder Notice, then the Final Working Drawings shall be deemed approved by Landlord.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Fourth Expansion Premises by Tenant. Concurrently with Tenant’s delivery of the Final Working Drawings to Landlord for Landlord’s approval, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Fourth Expansion Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed.

3.5 Change Orders. If Tenant at any time desires any changes, alterations or additions to the Approved Working Drawings, Tenant shall submit a detailed written request to Landlord and PMA (as defined in Section 4.1.1 below) specifying such changes, alterations or additions (a “Tenant Change Request”), for Landlord’s approval. Landlord shall advise Tenant within three (3) business days after Landlord’s receipt of a Tenant Change Request if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Tenant

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	EXHIBIT B -5-

Change Request to be revised to correct any deficiencies or other matters Landlord may reasonably require. If Landlord fails to respond to the Tenant Change Request within the three (3) business day period set forth above, Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN THREE (3) BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF A TENANT CHANGE REQUEST” (the “Change Request Reminder Notice”). Any such Change Request Reminder Notice shall include a complete copy of the applicable Tenant Change Request. If Landlord fails to respond within three (3) business days after receipt of a Change Request Reminder Notice, then the applicable Change Request shall be deemed approved by Landlord.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractors.

4.1.1 The Contractor; Landlord’s Project Manager. Tenant shall retain a licensed general contractor, approved in advance by Landlord, to construct the Tenant Improvements (“Contractor”). Landlord’s approval of the Contractor shall not be unreasonably withheld. Landlord approves Landmark Builders as a Contractor. Landlord shall retain Project Management Advisors, Inc. (“PMA”) as a third party project manager for construction oversight of the Tenant Improvements on behalf of Landlord, and Tenant shall pay a fee to Landlord with respect to the PMA services equal to $1.89 per rentable square foot of the Fourth Expansion Premises, which amount shall be deducted from the Tenant Improvement Allowance as incurred.

4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”). The subcontractors used by Tenant, but not any laborers, materialmen, and suppliers, must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, Landlord may nevertheless designate and require the use of particular mechanical, engineering, plumbing, fire life-safety and other Base Building subcontractors. If Landlord does not approve any of Tenant’s proposed subcontractors, Tenant shall submit other proposed subcontractors for Landlord’s written approval.

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget.

Tenant shall engage the Contractor under a commercially reasonable and customary construction contract, reasonably approved by Landlord (collectively, the “Contract”). Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.10, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the estimated total costs of the work of the Tenant Improvement project (the “Final Budget”). If the Final Budget exceeds the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	EXHIBIT B -6-

Landlord, on or before the commencement of construction of the Tenant Improvements)(the “Over-Allowance Amount”), then Tenant shall pay a percentage of each amount requested to be paid to the Contractor or otherwise disbursed under this Tenant Work Letter (the “Tenant Contribution”), which percentage shall be equal to the amount of the Over-Allowance Amount divided by the amount of the Final Costs, and such payment by Tenant shall be a condition to Landlord’s obligation to pay any amounts of the Tenant Improvement Allowance. In the event that the costs relating to the design and construction of the Tenant Improvements shall be in excess of the estimated amount as set forth in the Final Costs, any such excess shall be paid by Tenant out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord’s approval, prior to Tenant paying such costs.

4.2.2 Tenant’s Agents.

4.2.2.1 Compliance with Drawings and Schedule. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; and (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule.

4.2.2.2 Indemnity. Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Fourth Expansion Premises. The foregoing indemnity shall not apply to claims caused by the gross negligence or willful misconduct of Landlord, its member partners, shareholders, officers, directors, agents, employees, and/or contractors.

4.2.2.2 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of substantial completion of the work under the Contract (“Substantial Completion”). Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after Substantial Completion. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	EXHIBIT B -7-

any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.3 Insurance Requirements.

4.2.2.3.1 General Coverages. All of Tenant’s Agents shall carry the following insurance with insurers having a minimum A.M. best rating of A- VIII or better (i) worker’s compensation insurance covering all of Tenant’s Agents’ respective employees with a waiver of subrogation in favor of Landlord and the property manager, (ii) general liability insurance with a limit of not less than $1,000,000 per occurrence and $2,000,000 general aggregate, including products/completed operations and contractual coverage, and shall name Landlord, its subsidiaries and affiliates, its property manager (if any) and any other party the Landlord so specifies, as an additional insured or loss payee, as applicable, including Landlord’s managing agent, if any, and (iii) if the cost of such Tenant Improvements exceeds $100,000 in the aggregate, then Builders Risk insurance covering the construction of the Tenant Improvements, and such policy shall include Landlord as an additional insured.

4.2.2.3.2 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.3 shall be delivered to Landlord before the commencement of construction of the Expansion Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Expansion Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Expansion Tenant Improvements are fully completed, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.

4.2.2 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	EXHIBIT B -8-

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, on the grounds that the construction is defective or fails to comply with the Approved Working Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any such defects or deviations shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists that might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s reasonable satisfaction.

4.2.5 Meetings. Commencing upon the execution of this Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (w) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (x) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, (y) to deliver to Landlord two (2) sets of copies of such record set of drawings (consisting of the applicable CAD files) within ninety (90) days following issuance of a certificate of occupancy for the Fourth Expansion Premises, and (z) deliver to Landlord a permit card with all required final signoffs from the applicable governmental agencies, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Fourth Expansion Premises. Within fifteen (15) days after request by Tenant following the Substantial Completion of the Tenant Improvements, Landlord will acknowledge its approval of the Tenant Improvements (provided that such approval has been granted) by placing its signature on a Contractor’s Certificate of Substantial Completion fully executed by the Architect, Contractor and Tenant. Landlord’s approval shall not create any

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	EXHIBIT B -9-

contingent liabilities for Landlord with respect to any latent quality, design, Code compliance or other like matters that may arise subsequent to Landlord’s approval.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated Camilo Pascua (Cpascua@revmed.com) as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who shall each have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 Landlord’s Representative. Landlord has designated Bernie Baker (bernieb@pmainc.com) with PMA, as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 Time is of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, upon any Event of Default by Tenant under the Lease or this Tenant Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Tenant Improvements and such default remains uncured ten (10) days following Landlord’s notice of such default to Tenant, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Tenant Improvements and cessation of any work required to be performed by Landlord pursuant to this Tenant Work Letter (in which case, Tenant shall be responsible for any delay and any costs occasioned thereby).

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	EXHIBIT B -10-

SCHEDULE 1 TO EXHIBIT B

APPROVED DGA PLAN

REVMED - 500 SAGINAW | LEVEL 1 TEST FIT

SCALE: 1/16" = 1'-0"

MED. CONF.
OFFICE
OPEN OFFICE
TEL.
ALL GENDER RR
WELLNESS
STOR.
WOMEN
MEN
SHAFT
LOCKERS
COPY/PRINT
BREAK ROOM
SM. CONF.
LARGE CONF.
ENTRY LOBBY
VR-1036-R

LEVEL 1	
6X6 WORK STATIONS	76
PRIVATE OFFICES	38
TOTAL SEATS = 114	

LEVEL 1

(1) BREAK ROOM
(1) LARGE CONFERENCE
(5) MEDIUM CONFERENCE
(3) SMALL CONFERENCE

LEVEL 1 + LEVEL 2 TOTAL = 254 SEATS

TARGET SEAT COUNT = 232 SEATS

22 SEATS

DGA

REVMED - 500 SAGINAW | LEVEL 2 TEST FIT

SCALE: 1/16" = 1'-0"

TRAINING
BREAK/ALL HANDS AREA
MED. CONF.
LOCKERS
OPEN OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
MED. CONF.
OFFICE
OFFICE
LOCKERS
LOCKERS
TRAINING
WOMEN
MEN
OFFICE
WELLNESS
OFFICE
COPY/
PRINT
OFFICE
SM. CONF.
OFFICE
STORAGE
TEL
TEL
OFFICE
OFFICE
OFFICE
MED. CONF.
OFFICE
OFFICE
OFFICE
OFFICE
COPY/PRINT
OFFICE
OFFICE
OFFICE
SM. CONF.
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
WORK AREA
OFFICE
TEL.
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OPEN
MEETING
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
OFFICE
SM. CONF.

LEVEL 2

6X6 WORK STATIONS 101

PRIVATE OFFICES 39

TOTAL SEATS = 140

LEVEL 2

(1) ALL HANDS
(2) TRAINING ROOMS/LARGE CONFERENCE
(1) BREAK ROOM
(3) SMALL CONFERENCE
(4) MEDIUM CONFERENCE

LEVEL 1 + LEVEL 2 TOTAL = 254 SEATS

TARGET SEAT COUNT = 232 SEATS

22 SEATS

DGA

4864-0699-3085.7 183305.00028/7-23-24/ejs/ejs	EXHIBIT B -11-